

HIGHLY CONFIDENTIAL

MOD-PAC

Opening the World to Creative Packaging

Fairness Opinion Presentation

April 11, 2013

WESTERN RESERVE

CLEVELAND . COLUMBUS . DALLAS

Legal Disclaimer

The information herein has been prepared by Western Reserve Partners LLC ("Western Reserve") based upon information supplied by MOD-PAC Corp. ("MOD-PAC" or the "Company"), or publicly available, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company, or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company, as the case may be; we assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise.

Transaction summaries contained herein are based on the draft Agreement and Plan of Merger by and among Rosalia Capital LLC, Mandan Acquisition Corp. and MOD-PAC Corp. sent to the Company on April 8, 2013 (the "Merger Agreement") and on discussions with the Company's legal counsel. Capitalized terms used and not defined herein have the meanings ascribed to them in the Merger Agreement.

It is understood that the actual share valuation of a share of Company Stock in connection with the transaction referenced herein will be determined by the Board of Directors in its sole discretion, and that Western Reserve has not made and will not make any recommendation as to the amount or form of consideration to be paid to shareholders of the Company in connection with such transaction. This presentation does not address the Company's underlying business decision to effect the transaction or the relative merits of such transaction compared to any alternative transaction that may be available to the Company.

Legal Disclaimer (cont'd)

These materials have been prepared solely for the confidential use of the Board of Directors of the Company and not with a view to public disclosure and may not be disclosed, summarized, excerpted from or otherwise publicly referenced, in whole or in part, except as contemplated by the engagement agreement between Western Reserve and the Company dated November 29, 2012.

Because this material was prepared for use in the context of an oral presentation to the Board of Directors, which is familiar with the business and affairs of the Company, neither the Company nor Western Reserve, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of this material if used by persons other than the Board of Directors.

These materials are not intended to represent an opinion but to serve as discussion materials for the Board of Directors to review and as a summary of the basis upon which Western Reserve may render an opinion. Any opinion rendered by Western Reserve will be limited and qualified in its entirety by the conditions, limitations, assumptions and qualifications set forth therein.

No selected public company or selected M&A transaction used in our analysis is directly comparable to the Company or the transaction.

Table of Contents

Situation Overview

Situation Overview

- MOD-PAC Corp. ("MOD-PAC" or the "Company", NASDAQGM: MPAC) is a designer and manufacturer of folding carton packaging, stock packaging and personalized print products
- On October 26, 2012, MOD-PAC received a non-binding proposal from Company CEO and President Daniel Keane, Company Chairman Kevin Keane and certain related parties (collectively the "Buyer Group") to acquire all outstanding shares of the Company's common stock ("Common Stock") and shares of Class B stock ("Class B Stock") (collectively "Company Stock") not beneficially owned by the Buyer Group for $7.20 in cash per share (the "Initial Offer")
- On November 29, 2012, the Special Committee of the Board of Directors ("Special Committee") retained Western Reserve Partners LLC ("Western Reserve") to render an opinion (the "Opinion") as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company not affiliated with the Buyer Group in connection with any proposed sale of the Company (the "Transaction")
- The Company outperformed its 2012 forecast at the time of the Initial Offer, and upon Western Reserve's advice, the Special Committee engaged in subsequent negotiations with the Buyer Group regarding an improved offer price
- On April 8, 2013, the Buyer Group submitted a draft Agreement and Plan of Merger (the "Merger Agreement") whereby each share of Company Stock issued and outstanding immediately prior to the Merger (other than Excluded Shares and any Dissenting Shares) shall be converted into the right to receive $8.40 in cash, without interest (the "Final Offer")
- The Merger Agreement requires, as conditions to closing, (i) an affirmative vote of two-thirds of the aggregate voting power of the issued and outstanding shares of Company Stock, voting as a single class, approving the Merger Agreement and (ii) an affirmative vote of a majority of votes cast other than the issued and outstanding shares of Company Stock beneficially owned by the Buyer Group approving the Merger Agreement

MOD-PAC Overview

Company Description

- Headquartered in Buffalo, New York, MOD-PAC is a designer and manufacturer of folding carton packaging, stock packaging and personalized print products
- State-of-the-art printing technologies and lean manufacturing processes afford competitive turn-around times
- Branded and private label products are sold to food, healthcare, automotive and retail industry clients
- Value-added services include design assistance, finishing services and digital asset management
- 375 non-union employees

Historical Stock Performance

Period	Average Close	Average Daily Volume[2]	Daily Closing Price High	Daily Closing Price Low
1 Day	$7.35	200	$7.35	$7.35
1 Month	$7.81	2,495	$8.49	$7.30
3 Months	$7.54	3,246	$8.60	$6.82
Since Initial Offer Announcement (10/26/12)	$7.22	4,588	$8.60	$6.60
Last 6 Months	$6.96	4,353	$8.60	$4.86
Last 12 Months	$6.07	4,868	$8.60	$4.20
Last 3 Years	$5.67	5,833	$8.60	$4.06

Total Shares of Common Stock Outstanding: 2,753,826
Total Shares of Company Stock Outstanding, Including Class B Stock: 3,316,596
Reference Date: April 5, 2013

LTM Product Revenue Mix[1] ($ in thousands)


Personalized Print 5%
Stock Packaging 17%
Custom Folding Cartons 78%

Product Line	Revenue LTM Feb 2013
Custom Folding Cartons	$46,372
Stock Packaging	10,192
Personalized Print	2,701
Total Product Revenue	$59,265

Financial Performance ($ in millions)


Revenue
Adjusted EBITDA
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
$48.9
$48.9
$48.7
$56.2
$59.3
$60.3
$61.3
$62.6
$64.6
$66.6
$2.6
$3.0
$4.5
$5.8
$6.2
$6.3
$5.6
$5.6
$5.7
$5.8
2008
2009
2010
2011
2012
2013P
2014P
2015P
2016P
2017P

	2008	2009	2010	2011	2012	2013P	2014P	2015P	2016P	2017P
Revenue Growth:	1.3%	(0.0%)	(0.4%)	15.4%	5.4%	1.7%	1.6%	2.2%	3.2%	3.2%
EBITDA Margin:	5.3%	6.2%	9.2%	10.2%	10.5%	10.4%	9.1%	8.9%	8.8%	8.7%
Capex:	$1.9	$1.0	$1.8	$2.3	$3.2	$2.1	$1.8	$1.9	$1.9	$2.0

[1] Excludes rental income
[2] Average daily volume calculated as cumulative volume during the specified period divided by the total number of trading days in the specific period

Sensitivity of Financial Projections to Input Costs

MOD-PAC has pricing agreements for its two primary raw materials, CCN (i.e., recycled paperboard) and SBS (i.e., virgin paperboard), through 2013; however, upon expiration, management believes these input prices will increase

CCN Pricing Trends

- Industry pricing tracked by *Pulp & Paper Week* suggest that MOD-PAC has experienced below-market input costs in the past few years (e.g., in Q4 '12, MOD-PAC CCN cost was $595 per-ton compared to market cost of $880 per-ton)
- According to management, several paperboard providers have recently announced $40 per-ton price increases effective March 2013
- Transaction pricing for CCN as reported by *Pulp & Paper Week* is currently $880 per-ton; a $40 per-ton price increase represents a 4.5% increase in market cost

SBS Pricing Trends

- According to management, MOD-PAC's SBS supplier announced a $50 per-ton price increase effective in April 2013
- Transaction pricing for SBS as reported by *Pulp & Paper Week* is currently $1,095 per-ton; a $50 per-ton price increase represents a 4.6% increase in market cost

Other Input Cost Trends

- According to management, Solid Unbleached Sulfate Paperboard/Freezerboard suppliers announced a $50 per-ton price increase effective in March 2013, representing a 4.8% increase over the current market cost of $1,030 per-ton, as reported by *Pulp & Paper Week*
- According to management, Corrugated/Linerboard suppliers announced a $50 per-ton price increase effective in April 2013, representing a 7.2% increase over the current market cost of $690 per-ton, as reported by *Pulp & Paper Week*

Current Equity Ownership

Daniel Keane and Kevin Keane currently own approximately 24% of the Company Stock, which equates to approximately 41% of the Company's voting shares[1]

Current Ownership

Common Stock Outstanding: 2,753,826
Class B Stock Outstanding: 562,770
Total Company Stock Outstanding: 3,316,596


Remaining Class B Stock 8%
Daniel Keane, Common 14%
Daniel Keane, Class B 7%
Kevin Keane, Common 1%
Kevin Keane, Class B 2%
Other Insiders / Individuals 5%
Institutional 20%
Retail 43%

Family Shareholders	Title	Common Stock Held	Class B Stock Held	% of Total Company Stock Outstanding	% of Aggregate Voting Power[2]
Keane, Daniel G.	President, CEO	480,823	216,232	21%	32%
Keane, Kevin T.	Chairman	34,439	75,650	3%	9%
Total Family Shareholders		**515,262**	**291,882**	**24%**	**41%**
Other Insiders					
Lupp, David B.	COO, CFO	59,106	-	2%	< 1%
Zemsky, Howard A.	Director	44,880	-	1%	< 1%
Rechin, Philip C.	VP of Sales	24,647	-	< 1%	< 1%
Geary, Daniel J.	VP of Finance	17,780	-	< 1%	< 1%
Gisel, William G.	Director	2,110	-	< 1%	< 1%
Mckenna, Robert J.	Director	550	206	< 1%	< 1%
Total Other Insiders		**149,073**	**206**	**5%**	**2%**
Institutional Common Shareholders					
Dimensional Fund Advisors LP	Institution	210,569	-	6%	3%
Athena Capital Management, Inc.	Institution	96,140	-	3%	1%
Minerva Advisors LLC	Institution	72,826	-	2%	< 1%
Wilen Management Co., Inc.	Institution	62,657	-	2%	< 1%
LSV Asset Management	Institution	51,400	-	2%	< 1%
The Vanguard Group, Inc.	Institution	49,498	-	1%	< 1%
BlackRock, Inc	Institution	35,229	-	1%	< 1%
Mill Road Capital	Institution	28,601	-	< 1%	< 1%
Renaissance Technologies Corp.	Institution	28,400	-	< 1%	< 1%
Axiom Asset Management, LLC	Institution	10,500	-	< 1%	< 1%
Other Institutional Holders		9,146	-	< 1%	< 1%
Total Institutional Shares		**654,966**	**-**	**20%**	**8%**
Total Retail Common Shareholders		**1,434,525**	**-**	**43%**	**17%**
Remaining Class B Stock		**-**	**270,682**	**8%**	**32%**

[1] According to the most recent public filings and based on Company Stock outstanding as of April 3, 2013, as reported by management
[2] Aggregate voting power includes one vote per common share and ten votes per Class B share owned by each shareholder; excludes Common Stock issuable upon exercise of options

Due Diligence Review

In rendering its Opinion, Western Reserve reviewed and relied upon various information sources, including:

- Publicly available information and SEC filings related to the Company, including the historical Annual Reports on Form 10-K, historical Quarterly Reports on Form 10-Q and press releases issued by the Company
- Publicly available information related to the Buyer Group's Initial Offer, including Form SC 13-D filed on October 26, 2012 announcing its non-binding proposal, Form SC 13-D/A filed on October 29, 2012, which included the Buyer Group's letter addressed to the Board of Directors outlining its non-binding proposal and Form 8-K filed on October 29, 2012, which included the Company's announcement of the Buyer Group's proposal
- The latest draft of the Merger Agreement dated April 8, 2013, which we believe to be in substantially final form
- Financing commitment letter from M&T Bank addressed to Daniel G. Keane, dated April 8, 2013
- Certain internal information, primarily financial in nature, including monthly financial results and year-end budget for fiscal years 2012 and 2013, concerning the Company's business and operations, as furnished to us by the Company
- Financial projections for fiscal years 2014 through 2017, which reflect the best currently available estimates and judgment of the Company's management
- Publicly available information with respect to certain other companies that we consider relevant to our inquiry and the trading markets for such other companies' securities
- Publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry

Due Diligence Review (cont'd)

In rendering its Opinion, Western Reserve reviewed and relied upon various information sources, including:

- Analysis of the Company's historical share price performance and trading volume
- Visits to the Company's facilities and interviews with senior management of MOD-PAC relating to the Company's current operating performance and financial condition
- Publicly available industry reports and proprietary Western Reserve research related to the competitive environment, end markets, input costs and other operating factors related to the Company
- Such other information as we deemed relevant for purposes of our analyses

Transaction Overview

Transaction Overview

MOD-PAC shareholders, other than owners of Excluded Shares and any Dissenting Shares, will receive $8.40 of cash consideration for each fully-diluted share of Company Stock, representing an implied equity valuation of $29.6 million and EV/EBIT and EV/EBITDA multiples of 8.2x and 4.2x, respectively

Key Valuation Statistics

Offer Price per Share	$8.40
Fully-Diluted Shares Outstanding	3,519,101
Equity Value	**$29,560,452**
Plus: Debt	$1,806,000
Less: Cash	(3,752,000)
Enterprise Value	**$27,614,452**
Feb 2013 LTM Adjusted EBIT	$3,352,000
Implied EV / Feb 2013 LTM Adjusted EBIT	**8.2x**
Feb 2013 LTM Adjusted EBITDA	$6,596,000
Implied EV / Feb 2013 LTM Adjusted EBITDA	**4.2x**

Key Conditions to Close

- An affirmative vote of two-thirds of the aggregate voting power of the issued and outstanding shares of Company Stock, voting as a single class, approving the Merger Agreement
- An affirmative vote of a majority of votes cast, other than the issued and outstanding shares of Company Stock beneficially owned by the Buyer Group, approving the Merger Agreement
- An aggregate number of Dissenting Shares shall not equal or exceed ten percent (10%) of the issued and outstanding shares of Class B Stock
- No Material Adverse Effect
- Customary representations and warranties

Premium to Closing Price

The Buyer Group's Final Offer of $8.40 per fully-diluted share represents premiums of 87.5%, 65.0% and 56.1% above the Company's closing price 4 weeks, 1 week and 1 day, respectively, prior to announcement of the Initial Offer on October 26, 2012 ("Announcement")

Final Offer Premium to Closing Price[1]



Daily Closing Share Price
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
87.5%
$4.48
65.0%
$5.09
56.1%
$5.38
6.2%
$7.91
13.4%
$7.41
14.3%
$7.35
Final Offer
$8.40
4 Weeks Prior to Announcement
1 Week Prior to Announcement
1 Day Prior to Announcement
4 Weeks Prior to Current Price
1 Week Prior to Current Price
Current Price
Announcement Date: October 26, 2012
Current Price Reference Date: April 5, 2013
Offer Premium

[1] 4 weeks, 1 week and 1 day prior to Announcement reference closing prices on 9/28/12, 10/19/12 and 10/25/12, respectively

MOD-PAC Share Trading Analysis

Share Price and Volume Performance

Over the past ten years, the Company's Common Stock has experienced considerable volatility

MOD-PAC Ten-Year Share Price and Volume Performance



Share Price as of April 5, 2013
Volume (in thousands)
$18.00
$15.00
$12.00
$9.00
$6.00
$3.00
$0.00
450
400
350
300
250
200
150
100
50
0
4/5/13 Price
$7.35
Revised Offer
$8.40
Inital Offer
$7.20
1
2
3
4
5
Apr-03
Oct-03
Apr-04
Oct-04
Apr-05
Oct-05
Apr-06
Oct-06
Apr-07
Oct-07
Apr-08
Oct-08
Apr-09
Oct-09
Apr-10
Oct-10
Apr-11
Oct-11
Apr-12
Oct-12
Apr-13
Volume
Price
Initial Offer
Final Offer

1. MOD-PAC announces new supply agreement with VistaPrint with modified exclusivity provision allowing VistaPrint to produce and ship product directly from its own facilities
2. 2Q '05 earnings results released, citing expected declines in orders to VistaPrint after VistaPrint's announcement indicating planned increases in direct shipments
3. 1Q '12 earnings results released
4. Following its filing on October 26, 2012, MOD-PAC issued a press release on October 29, 2012 announcing the Buyer Group proposal to acquire all outstanding shares at an offer price of $7.20 per share
5. 4Q '12 earnings results released

Three-Year Share Price Distribution

Over the past three years, MOD-PAC's Common Stock has traded below the Initial Offer price of $7.20 per share approximately 96% of the time and has traded below the Final Offer price of $8.40 nearly 100% of the time

Three-Year Weighted Average Price Distribution


Volume Allocation
40.0%
30.0%
20.0%
10.0%
0.0%
Initial Offer $7.20
Final Offer $8.40
0.0%
0.0%
9.1%
18.5%
20.0%
21.1%
10.4%
16.2%
1.7%
2.1%
0.5%
0.3%
$3.00 - $3.50
$3.50 - $4.00
$4.00 - $4.50
$4.50 - $5.00
$5.00 - $5.50
$5.50 - $6.00
$6.00 - $6.50
$6.50 - $7.00
$7.00 - $7.50
$7.50 - $8.00
$8.00 - $8.50
$8.50 - $9.00

Trading Block Liquidation Analysis

Given MOD-PAC's trailing three-month average daily trading volume, it would take large-block shareholders months to liquidate their holdings

Trading Block Liquidity

Trailing Three-Month Average Daily Trading Volume: 3,246

Block Size[1]	% of Total Shares	Time to Liquidate Days	Months[2]	Years[3]
10,000	0.3%	4.0	0.2	0.0
50,000	1.5%	16.0	0.8	0.1
100,000	3.0%	31.0	1.6	0.1
250,000	7.5%	78.0	3.9	0.3
500,000	15.1%	155.0	7.8	0.6
750,000	22.6%	232.0	11.6	0.9
1,000,000	30.2%	309.0	15.5	1.2
2,000,000	60.3%	617.0	30.9	2.4
3,316,596	100.0%	1,022.0	51.1	3.9

[1] Includes Class B shares outstanding
[2] Assumes 20 trading days per month
[3] Assumes 260 trading days per year

Indexed Performance Comparison

Over the past three years, MOD-PAC's Common Stock price performance has been volatile compared to that of the S&P 500 and the reference public companies[1], and its EV/EBITDA valuation multiple has consistently trended well below the median of the reference public companies

Relative Share Price Performance


Indexed to 4/12/10
60.0%
40.0%
20.0%
0.0%
(20.0%)
(40.0%)
(60.0%)
43.4%
32.1%
30.6%
17.9%
Apr-10
Oct-10
Apr-11
Oct-11
Apr-12
Oct-12
Apr-13
MPAC
Reference Public Companies
Russell 2000
S&P 500

EV/EBITDA Performance


EV/EBITDA
10.0x
8.0x
6.0x
4.0x
2.0x
0.0x
7.9x
4.2x
3.8x
Apr-10
Oct-10
Apr-11
Oct-11
Apr-12
Oct-12
Apr-13
MPAC
Reference Public Companies
Final Offer

[1] Reference public companies, as determined by Western Reserve: Bemis (BMS), Boise (BZ), Graphic Packaging (GPK), MeadWestvaco (MWV), Multi-Color Corp. (LABL), Rock-Tenn Co (RKT), Sonoco (SON)

MOD-PAC Valuation Analysis

Historical and Projected Income Statements

Western Reserve's analysis is based on audited financial statements through 2012, management's internal financial statements through February 2013, management's forecast for 2013 and projections for fiscal years 2014 through 2017

Historical and Projected Income Statements ($ in thousands)

	Actual Year Ended December 31,					LTM	Projected Year Ending December 31,				
	2008	2009	2010	2011	2012	Feb-13	2013	2014	2015	2016	2017
Custom Folding Cartons	$30,647	$34,851	$35,713	$42,822	$45,982	$46,372	$47,000	$47,987	$49,307	$51,279	$53,330
Stock Packaging	9,672	8,953	9,582	10,077	10,195	10,192	10,237	10,237	10,237	10,237	10,237
Personalized Print Services	3,903	3,030	2,937	2,878	2,713	2,701	2,651	2,651	2,651	2,651	2,651
Specialty Print and Direct Mail	4,190	1,519	0	0	0	0	0	0	0	0	0
Rental Income	486	543	489	448	394	370	394	394	394	394	394
Total Revenue	$48,898	$48,896	$48,721	$56,225	$59,284	$59,635	$60,282	$61,269	$62,589	$64,561	$66,612
Revenue Growth	*0.0%*	*(0.0%)*	*(0.4%)*	*15.4%*	*5.4%*	*5.3%*	*1.7%*	*1.6%*	*2.2%*	*3.2%*	*3.2%*
Cost of Sales	42,174	41,518	39,964	45,943	48,554	48,578	48,963	49,901	50,953	52,730	54,698
Gross Profit	$6,724	$7,378	$8,757	$10,282	$10,730	$11,057	$11,319	$11,368	$11,635	$11,831	$11,914
Gross Margin	*13.8%*	*15.1%*	*18.0%*	*18.3%*	*18.1%*	*18.5%*	*18.8%*	*18.6%*	*18.6%*	*18.3%*	*17.9%*
Operating Expense	7,870	9,321	7,234	7,488	7,939	8,121	8,051	7,965	8,137	8,328	8,526
Operating Income	($1,146)	($1,943)	$1,523	$2,794	$2,791	$2,936	$3,268	$3,403	$3,499	$3,502	$3,388
Operating Margin	*(2.3%)*	*(4.0%)*	*3.1%*	*5.0%*	*4.7%*	*4.9%*	*5.4%*	*5.6%*	*5.6%*	*5.4%*	*5.1%*
Other Expenses /(Income)	(138)	(88)	(45)	(146)	60	60	0	0	0	0	0
Interest Expense	274	245	195	192	189	187	180	180	180	180	180
Interest (Income)	(8)	0	0	0	0	0	0	0	0	0	0
Pretax Income	($1,274)	($2,100)	$1,373	$2,748	$2,542	$2,689	$3,088	$3,223	$3,319	$3,322	$3,208
Income Taxes	(379)	(118)	67	877	853	904	1,050	1,128	1,162	1,163	1,123
Net Income	**($895)**	**($1,982)**	**$1,306**	**$1,871**	**$1,689**	**$1,785**	**$2,038**	**$2,095**	**$2,157**	**$2,159**	**$2,085**
Net Income Margin	*(1.8%)*	*(4.1%)*	*2.7%*	*3.3%*	*2.8%*	*3.0%*	*3.4%*	*3.4%*	*3.4%*	*3.3%*	*3.1%*
Adjusted EBIT and EBITDA											
Operating Income	($1,146)	($1,943)	$1,523	$2,794	$2,791	$2,936	$3,268	$3,403	$3,499	$3,502	$3,388
Transaction Expenses	0	0	0	0	205	273	68	0	0	0	0
Net Write-Down of Impaired Assets	0	1,772	178	0	0	143	143	0	0	0	0
Adjusted EBIT	**($1,146)**	**($171)**	**$1,701**	**$2,794**	**$2,996**	**$3,352**	**$3,479**	**$3,403**	**$3,499**	**$3,502**	**$3,388**
Depreciation & Amortization	3,737	3,188	2,792	2,965	3,226	3,244	2,811	2,184	2,072	2,176	2,423
Adjusted EBITDA	**$2,591**	**$3,017**	**$4,493**	**$5,759**	**$6,222**	**$6,596**	**$6,290**	**$5,587**	**$5,571**	**$5,678**	**$5,810**
Adjusted EBITDA Margin	*5.3%*	*6.2%*	*9.2%*	*10.2%*	*10.5%*	*11.1%*	*10.4%*	*9.1%*	*8.9%*	*8.8%*	*8.7%*

Historical and Projected Balance Sheets

Western Reserve's analysis is based on audited financial statements through 2012, management's internal financial statements through February 2013, management's forecast for 2013 and projections for fiscal years 2014 through 2017

Historical and Projected Balance Sheets ($ in thousands)

	Actual Year Ended December 31,						Projected Year Ending December 31,				
	2008	2009	2010	2011	2012	Feb-13	2013	2014	2015	2016	2017
Cash	$200	$3,780	$3,440	$3,900	$3,641	$3,752	$5,766	$8,040	$10,165	$12,212	$14,349
Accounts Receivable, net	4,750	4,820	4,907	5,380	5,995	5,839	6,568	7,134	7,288	7,517	7,756
Inventory	4,313	4,258	5,234	7,023	6,782	6,850	7,729	7,448	7,605	7,870	8,164
Other Current Assets	357	297	440	725	424	410	376	490	501	516	533
Total Current Assets	$9,620	$13,155	$14,021	$17,028	$16,842	$16,851	$20,439	$23,112	$25,558	$28,116	$30,802
PP&E, net	$21,591	$15,416	$14,269	$13,650	$15,499	$14,670	$14,301	$13,955	$13,760	$13,521	$13,097
Other Long-Term Assets	1,340	630	487	466	798	1,147	1,382	1,382	1,382	1,382	1,382
Total Assets	**$32,551**	**$29,201**	**$28,777**	**$31,144**	**$33,139**	**$32,668**	**$36,122**	**$38,448**	**$40,700**	**$43,019**	**$45,281**
Accounts Payable	$3,222	$2,567	$1,302	$2,151	$1,884	$1,798	$2,448	$2,734	$2,792	$2,889	$2,997
Accrued Expenses	581	803	939	1,171	1,223	668	1,214	1,148	1,172	1,213	1,258
Income Taxes Payable	0	0	40	0	180	167	590	601	614	635	659
Total Current Liabilities	$3,803	$3,370	$2,281	$3,322	$3,287	$2,633	$4,252	$4,483	$4,578	$4,738	$4,914
Revolving Credit Facility	$1,000	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Senior Debt[1]	2,581	2,494	2,068	1,909	1,820	1,806	1,800	1,800	1,800	1,800	1,800
Deferred Income Taxes	118	0	6	87	0	0	0	0	0	0	0
Other Long-Term Liabilities	37	38	24	27	26	26	26	26	26	26	26
Total Liabilities	$7,539	$5,902	$4,379	$5,345	$5,133	$4,465	$6,078	$6,309	$6,404	$6,564	$6,740
Total Equity	$25,012	$23,299	$24,398	$25,799	$28,006	$28,203	$30,044	$32,139	$34,296	$36,456	$38,541
Total Liabilities and Equity	**$32,551**	**$29,201**	**$28,777**	**$31,144**	**$33,139**	**$32,668**	**$36,122**	**$38,448**	**$40,700**	**$43,019**	**$45,281**

[1] Senior term debt represents building mortgage of $1.8 million with $180,000 annual lease payments recognized as interest expense; principal due in 2022

Analytical Methodologies Employed

We utilized the following methodologies in conducting our analyses:

- **Share Price Trading Analysis:** Review of MOD-PAC's share price distribution over the last twelve months (52-week high and low)
- **Book Value Analysis:** Analysis of the Company's current book value based on unaudited balance sheet information as of February 28, 2013
- **Premiums Paid Analysis:** Review of 1-week and 4-week premiums paid for controlling ownership of relevant companies since 2006
- **Reference Public Companies Analysis:** Review of reference public companies and multiples of enterprise value to trailing twelve-months EBITDA results
- **Precedent M&A Transactions Analysis:** Review of precedent control sale transactions and multiples of enterprise value to trailing twelve-months EBITDA results
- **Discounted Free Cash Flows Analysis:** Present value of future expected cash flows and terminal value of MOD-PAC, discounted back to the present using the Company's estimated weighted average cost of capital ("WACC")
- **Leveraged Buyout Analysis:** Analysis of the leverageable value of MOD-PAC, assuming lending market conditions and equity capital returns commensurate with transactions of a similar size and risk profile

Equity Valuation Summary

We arrived at the following price per fully-diluted share valuations for MOD-PAC based upon the previously described analytical methodologies

Price per Fully-Diluted Share Valuation Range


52-Week High and Low
$4.20
$8.60
Book Value per Share
$8.01
Final Offer
$8.40
Premiums Paid
$6.04
$6.19
Reference Public Companies
$7.55
$8.64
Precedent M&A Transactions
$8.03
$8.90
Discounted Free Cash Flows
$6.96
$7.87
Leveraged Buyout
$7.63
$8.51
$0.00
$2.00
$4.00
$6.00
$8.00
$10.00
$12.00

Purchase Price Ratio Analysis

Purchase Price Ratios ($ in thousands, except per share data)

		Valuation Range										
Price per Share		$7.00	$7.20	$7.40	$7.60	$7.80	$8.00	$8.20	$8.40	$8.60	$8.80	$9.00
Fully-Diluted Shares Outstanding		3,474	3,480	3,487	3,494	3,501	3,507	3,513	3,519	3,526	3,533	3,539
Equity Value		$24,320	$25,059	$25,801	$26,553	$27,305	$28,057	$28,809	$29,560	$30,323	$31,088	$31,853
Plus: Debt		$1,806	$1,806	$1,806	$1,806	$1,806	$1,806	$1,806	$1,806	$1,806	$1,806	$1,806
Less: Cash		(3,752)	(3,752)	(3,752)	(3,752)	(3,752)	(3,752)	(3,752)	(3,752)	(3,752)	(3,752)	(3,752)
Enterprise Value		$22,374	$23,113	$23,855	$24,607	$25,359	$26,111	$26,863	$27,614	$28,377	$29,142	$29,907
Enterprise Value as a Multiple of												
Feb 2013 LTM Adjusted EBIT	$3,352	6.7x	6.9x	7.1x	7.3x	7.6x	7.8x	8.0x	8.2x	8.5x	8.7x	8.9x
Feb 2013 LTM Adjusted EBITDA	$6,596	3.4x	3.5x	3.6x	3.7x	3.8x	4.0x	4.1x	4.2x	4.3x	4.4x	4.5x
Premium to MOD-PAC Share Price as of												
Last Close (4/5/13)	$7.35	(4.8%)	(2.0%)	0.7%	3.4%	6.1%	8.8%	11.6%	14.3%	17.0%	19.7%	22.4%
1 Month Average	$7.81	(10.4%)	(7.8%)	(5.2%)	(2.7%)	(0.1%)	2.4%	5.0%	7.6%	10.1%	12.7%	15.2%
3 Month Average	$7.54	(7.1%)	(4.5%)	(1.8%)	0.8%	3.5%	6.2%	8.8%	11.5%	14.1%	16.8%	19.4%
52 Week High (3/5/13)	$8.60	(18.6%)	(16.2%)	(13.9%)	(11.6%)	(9.3%)	(6.9%)	(4.6%)	(2.3%)	0.1%	2.4%	4.7%
52 Week Low (8/10/12)	$4.20	66.7%	71.4%	76.2%	81.0%	85.7%	90.5%	95.2%	100.0%	104.8%	109.5%	114.3%
Initial Offer (10/26/12)	$7.20	(2.8%)	0.0%	2.8%	5.6%	8.3%	11.1%	13.9%	16.7%	19.4%	22.2%	25.0%
1 Day Prior to Initial Offer Announcement	$5.38	30.1%	33.8%	37.5%	41.3%	45.0%	48.7%	52.4%	56.1%	59.9%	63.6%	67.3%
1 Week Prior to Initial Offer Announcement	$5.09	37.5%	41.5%	45.4%	49.3%	53.2%	57.2%	61.1%	65.0%	69.0%	72.9%	76.8%
4 Weeks Prior to Initial Offer Announcement	$4.48	56.3%	60.7%	65.2%	69.6%	74.1%	78.6%	83.0%	87.5%	92.0%	96.4%	100.9%
			Initial Offer						**Final Offer**			